Exhibit 5
September 4, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Registration Statement on Form S-3 for Debt Securities to be Offered Pursuant to Rule 415
Ladies and Gentlemen:
I have acted as counsel for Rohm and Haas Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale from time to time by the Company of debt securities (“Debt Securities”), each series of which will be offered on terms to be determined at the time of sale. Certain series of the Debt Securities may be convertible into shares of common stock, par value $2.50 per share (the “Common Stock”), of the Company issuable upon the conversion of the applicable series of the Debt Securities (the “Conversion Shares”).
The Debt Securities are to be issued pursuant to the terms of an indenture by and between the Company and The Bank of New York, a banking corporation, as trustee (the “Indenture”), and may be sold to purchasers through underwriters or dealers; through agents; or directly to one or more institutional purchasers. The Indenture provides for the issuance of Debt Securities in series having such terms, conditions and other provisions as may be authorized and designated in accordance with the procedures set forth therein.
For purposes of this opinion, I have assumed the proper authorization and reservation for issuance of any Conversion Shares prior to such time, if any, that convertible Debt Securities are issued.
I have examined the corporate records and documents, statements and certificates of officers of the Company and those documents related to the issuance of the Debt Securities that I have considered appropriate and necessary to enable me to give this opinion.
Based upon the foregoing, I am of the opinion that (i) when (a) the actions required by the Indenture for the authorization and designation of a series of Debt Securities and the establishment of the form, terms, conditions and other provisions of Debt Securities of such series have been duly and properly taken, (b) the Debt Securities have been executed and authenticated in accordance with the provisions of the Indenture and (c) the Debt Securities have been issued and delivered against payment therefor, such Debt Securities will be validly issued and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, including laws governing the payment and collection of interest, and to general equity principles, and (ii) the Conversion Shares, when and to the extent issued upon conversion of an applicable series of Debt Securities pursuant to the terms thereof, will be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.
Sincerely,
/s/ Robert A. Lonergan

Robert A. Lonergan
General Counsel